Exhibit 99

                                     (Logo)


                    PHC, INC. ANNOUNCES FISCAL FIRST QUARTER
                           FINANCIAL RESULTS FOR 2004
                      "12th Successive Profitable Quarter"

                             FOR IMMEDIATE RELEASE

Company Contact:             Investor Relations Contact:
---------------              --------------------------
PHC, Inc.                    Hayden Communications, Inc.
Bruce A. Shear               Matthew Hayden
978-536-2777                 740-487-1137


Peabody, MA, November 12, 2003 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced its first quarter financial results for fiscal 2004, which ended on September 30, 2003.

Revenues for the quarter ended September 30, 2003 increased to $6,103,167 from $5,971,387 for the comparable prior year period. This increase in revenue is due to new contracts signed by Wellplace during the third quarter of last year for the Michigan call center and the Kansas smoking cessation contract that began this quarter. There were a number of one-time expenses that negatively impacted the quarter, including $80,000 in stock compensation charges, as well as increases in operating expenses for pharmaceuticals, lab fees and other medical expenses in addition to increases in insurance costs and legal fees associated with the litigation referred to in our 10-KSB. Income applicable to common shareholders for the three months was $53,149, or $.00 per diluted share, compared to $553,770 or $.04 per diluted share for the first quarter of fiscal 2003. Earnings for the quarter are on a pre-taxed basis and are based on 14,789,056 diluted shares outstanding versus 14,352,963 diluted shares outstanding for the comparable prior year period.

The balance sheet continued to improve. Shareholder's equity increased by 8% to $2,097,249 on September 30, 2003 from $1,935,257 on June 30th. Additionally, the Company paid down roughly $247,000 in long-term debt during the quarter.

During the quarter the State of Kansas Health Department awarded PHC's Wellplace division a $145,000 per year contract to provide a Smoking Cessation Quitline for the citizens of Kansas who currently use tobacco. The Wellplace Quitline, first launched in the state of Nebraska, provides 24-hour assessment, motivation and counseling for tobacco users wishing to quit. In addition, Wellplace will provide assessments, and develop individualized "quit plans" for those utilizing the service. Tobacco users will also receive ongoing phone-based counseling, as well as a customized "Quit Kit" that provides the resources to help them "kick the habit."

Bruce A. Shear, Chairman and Chief Executive Officer commented, "While we continue to see a positive trend in revenue as expected, our bottom line results were less favorable. We incurred expenses associated with evaluating potential acquisition opportunities which, should they be consummated, could benefit the Company's future performance. In addition, lower collections resulted in higher bad debt expenses, which we should recover with stronger collections this quarter. It is important to note that the environment in which we operate today is making collection of receivables, particularly older receivables, more difficult than in previous years. Accordingly, we have increased staff, standardized some procedures for collecting receivables and instituted a more aggressive collection policy, which should result in improved cash collections."

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Shear  continued,  "We remain very  encouraged  about the year  moving  forward.
Revenues continue to rise and October was our most successful month of this fiscal year as all sectors of business showed improvement in revenue and occupancy. Specifically, during the month of October, the Company's research arm recorded more than half of the total revenues that it recorded in the previous quarter. Our research company now has over $1 million in approved studies to be implemented over the next six months. We are also gaining momentum in our smoking cessation programs as we signed one contract with the state of Kansas this quarter and have proposals for additional programs with several states. Additionally, the new beds we added to our Utah facility are now online and the hospital is running a high occupancy. We are presently in negotiations to lease a facility in the greater Detroit area to open up to 60 psychiatric residential beds, which we expect to open in the third quarter. In addition, we have sought regulatory approval for 54 new acute psychiatric beds, which, if approved, will almost double the Company's inpatient psychiatric bed capacity. We are exploring the possibility of acquiring a pharmaceutical research company and are engaged in due diligence examination but no definitive agreements have been signed. We have also moved to strengthen our management team by replacing three divisional CEO's with seasoned professionals who each have more than 15 years of industry experience. We believe these factors combined will significantly benefit both our revenues and earnings for the balance of this year.

About Pioneer Behavioral Health
Pioneer Behavioral Health's core business provides inpatient and outpatient behavioral healthcare services. The company contracts with national insurance companies,  major  transportation  and gaming  companies  to provide  behavioral health services. Pioneer also owns and operates Wellplace.com, a leading Internet-based provider of behavioral health services to consumers and professionals. For more information, please visit our web site at www.phc-inc.com or www.haydenir.com.

This press release may include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release (or during this conference call). These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2000 and 2001, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission since October 2001

                               - tables follow -.




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                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME


                                                 Three Months Ended
                                                   September 30,
                                      _______________________________________
                                                2003             2002
                                         _____________        _____________

Net Revenues                             $   6,103,167        $   5,971,387
                                         _____________        _____________

     Operating Income                          179,546              669,976
                                         _____________        _____________

     Pretax Income                              63,149              553,770
Federal Income Tax Expense                      10,000                   --
                                         _____________        _____________

     Net Income                          $      53,149        $     553,770
                                         ==============       =============

Basic Earnings Per Share                 $        0.00        $        0.04
                                         ==============       =============

Diluted Earnings Per Share               $        0.00        $        0.04
                                         ==============       =============

Basic Weighted Average Shares               14,069,204           13,727,657
                                         ==============       =============

Diluted Weighted Average Shares             14,789,056           14,352,963
                                         ==============       =============



                            BALANCE SHEET HIGHLIGHTS

                                          September 30th          June 30th
                                                2003                2003
                                         _____________        _____________

Cash                                     $     138,066        $     494,991
Total Current Assets                         6,462,410            6,145,489
Net Property and Equipment                   1,272,877            1,295,113
Total Assets                             $   9,647,257        $   9,411,723
                                         =============        =============

Total Current Liabilities                $   5,785,027        $   5,409,312
                                         _____________        _____________
Total Long Term Debt                         1,734,374            2,030,285
Total Liabilities                            7,550,008            7,476,466
                                         _____________        _____________
Shareholder's Equity                     $   2,097,249        $   1,935,257
                                         _____________        _____________
Total Liabilities and Equity             $   9,647,257         $  9,411,723
                                         =============         ============


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